Exhibit 99.1

DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTIONS
In March 2022, the U.S. Securities and Exchange Commission (“SEC”) added BeOne Medicines Ltd. (f/k/a BeiGene, Ltd.) (the “Company”) to its conclusive list of issuers identified under the Holdings Foreign Companies Accountable Act (“HFCAA”) following the filing of our annual report on Form 10-K with the SEC, which annual report was audited by Ernst & Young Hua Ming LLP, a registered public accounting firm in mainland China that the Public Company Accounting Oversight Board (“PCAOB”) previously was unable to inspect or investigate completely, because of a position taken by an authority in the foreign jurisdiction. On March 23, 2022, Ernst & Young Hua Ming LLP resigned as our independent registered public accounting firm for the audit of our financial statements and internal control over financial reporting to be filed with the SEC and since that time, the Company has engaged Ernst & Young LLP, located in Boston, Massachusetts, United States, as the Company’s independent registered public accounting firm for the audit of our financial statements and internal control over financial reporting for the fiscal years ending December 31, 2022, December 31, 2023, December 31, 2024 and December 31, 2025.
The Company has determined that no governmental entity in China has a controlling financial interest in the Company or its consolidated foreign operating entities. To the extent known by the Company, the Company is not aware of and has no reason to believe that any official of the Chinese Communist Party is a board member of the Company or its consolidated foreign operating entities. The articles of incorporation of the Company, as amended, and those of its consolidated foreign operating entities, do not contain any wording received from any charter of the Chinese Communist Party.